Exhibit A: SOW 1
Exhibit 10.3

EXHIBIT A
Statement of Work (SOW) 2

This Statement of Work ("SOW"), by and between Touchpoint Metrics, Inc. dba MCorp Consulting ("Touchpoint Metrics" or "Company") and NuVision Federal Credit Union ("Client") is effective as of the later date signed below ("SOW Effective Date") and serves as Client's approval for Touchpoint Metrics to begin work on the project (the "Project") outlined in Touchpoint Metrics' July 17 2004 proposal for services titled "NuVision Brand Strategy Proposal" ("Proposal"), which is made part of this SOW by reference, the scope of which is described there and referenced in the following:

1.	Agreement Name: Services Agreement ("Agreement")

2.	Agreement Date: August 15, 2014

3.	Project Name: Brand Strategy and Platform Development

4.	Project Description: The objective of the engagement is to develop a differentiated NuVision brand to drive member and associate engagement.

5.	Approvals: The authorized approval source for Client are: Lynn Bowers and Roger Ballard

6.	Project Start: September 1, 2014

7.	Consulting Services:

(a)
Description of Consulting Services. We will articulate a unique brand which ties directly to and supports the NuVision business strategy, and supports member experience strategy. Key high-level activities (described further in the deliverables schedule below) include brand assessment, brand strategy and brand articulation.

(b)
Client Responsibilities.  In addition to timely response to enquiries and on decision making, company will require adequate access to and time with NuVision Federal Credit Union team members, as well as key personnel to be determined in Phase 1, including availability for participation in remote and onsite interviews and presentations.

(c)
Deliverables/Delivery Schedule. Touchpoint Metrics shall complete and delivery all services to Client on or before February 15, 2015. The milestone delivery schedule for the Services shall be as follows:

Milestone #	Deliverables to be Completed	Due on or Before
1	Brand Assessment and Analysis ▪Plan and kick-off engagement ▪Gather data and analyze existing data and secondary research ▪Primary member and associate research (exploration)	Oct. 15, 2014
2
Strategy Development
▪Findings and Recommendations (brand
 architecture, strategy and positioning)
▪Primary member and associate research
 (validation)
▪Articulate brand platform
▪Executive and board presentations
▪Governance framework
▪Establish KPIs
Dec. 15, 2014

Exhibit A: SOW 1

3	Brand Articulation ▪Competitive Brand Analysis ▪Messaging Matrix ▪Voice and Expression Guidelines ▪Brand Implementation Roadmap	Feb 15, 2015

8.                  Deliverables Acceptance. Each deliverable will be deemed accepted by Client unless, within the acceptance period specified in the SOW, Client rejects the deliverable in a written notice to Touchpoint Metrics that specifies in reasonable detail the reason for the rejection. If Client rejects the deliverable, Touchpoint Metrics will use commercially reasonable efforts to: (1) promptly correct the deliverable, or (2) if it is impracticable to promptly correct the deliverable, provide Client with a written plan to correct the deliverable, including a schedule. If Touchpoint Metrics disagrees with Client's rejection of the deliverable, Touchpoint Metrics' project manager will immediately notify Client's project manager and schedule a meeting to discuss and resolve the issue. If the project managers are unable to resolve the issue, then it will be referred to the parties' executives for resolution in accordance with the Agreement.

9.	Client Materials:

Subject to the confidentiality provisions of the Agreement, Client is responsible for providing at no charge and in a timely manner with all internal resources, records, facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and timely and accurate responses from personnel, agents, and vendors to all communications from Touchpoint Metrics. Client is responsible for the truth, accuracy, and legality of all content provided to Touchpoint Metrics. Client acknowledges that delays on its part may adversely affect schedules and costs. Client and Client agents and vendors (if any) will provide Touchpoint Metrics at no charge and in a timely manner with all facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and responses from their personnel, agents, and vendors ("Client Materials") reasonably required by Touchpoint Metrics to provide the Services under this SOW. Client will ensure that it has all rights and consents necessary for Touchpoint Metrics to use such Client Materials. Client understands and acknowledges that Touchpoint Metrics' performance of the Services depends on Client and Client agents and vendors (if any) providing the Client Materials in a timely manner, and that any failure or delay will prevent or delay Touchpoint Metrics' performance of the Services. Client is responsible for and assumes the risk of any problems resulting from the Client Materials.

10.	Fees, Expenses and Payment Terms:

(d)                Consulting Fees. Total fees for Consulting Services are one hundred and eight four thousand, five hundred and fifty dollars ($184,550.00). Consulting fees will be invoiced to Client by Company and are due and payable according the following schedule:

Amount (U.S. dollars)	Payment Due by:
$ 73,820.00	Upon execution of this SOW
$ 36,910.00	On completion of Milestone #1
$ 36,910.00	On completion of Milestone #2
$ 36,910.00	On completion of Milestone #3

(e)                Expenses. All out-of-pocket expenses are billed at cost, and will not exceed 15% of project total ($27,500.00) without written approval obtained from Client in advance of these expenses being incurred. Any out-of-pocket expense exceeding $5,000 that are agreed to in advance by Client are subject to a 50% deposit, payable to Touchpoint Metrics prior to ordering the service.

(f)                  Payment Terms. Client agrees to pay all fees and expenses in United States dollars according to the payment schedule above and the Payment Terms set forth in the Services Agreement.

Exhibit A: SOW 1

11.	Statement of Work Term and Termination:

The term of this Statement of Work shall begin on the Effective Date and shall continue in effect until the completion of the Project. This SOW may, after complying with Section 8.7.1 of the Agreement, be terminated by either party if the other party fails to cure a breach of any material provision of this SOW within thirty (30) days after receipt of written notice of such breach. The Company may temporarily cease performance of its obligations during any cure period.

This Statement of Work is entered under and subject and pursuant to the Services Agreement between Touchpoint Metrics and the Client, and is subject to all the terms and conditions of the Agreement. Any capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement. This Statement of Work supplements and incorporates by reference the relevant terms of the Agreement. The parties have executed this Statement of Work on the respective dates set forth below.

For the Company		Accepted for Client
Touchpoint Metrics, Inc.		NuVision Federal Credit Union

By:	MICHAEL HINSHAW	By:	LYNN BOWERS

Name: Michael Hinshaw		Name:	Lynn Bowers

Title: President/CEO		Title:	Chief Strategic Development Officer

201 Spear Street, Suite 1100		Address:	7812 Edinger
San Francisco, CA, 94102			Huntington Beach, VA 92647

Phone: 1-415-526-2655		Phone:	(714) 375-8223

Fax: 1-415-526-2650		Fax:	(714) 375-8694

Email: mhinshaw@mcorpconsulting.com		Email:	lbowers@nuvisionfederal.org

Date:	8/14/14	Date:	8/14/14

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